As filed with the Securities and Exchange Commission on December 22, 1995
                                                     Registration No. ________

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM S-3
                         REGISTRATION STATEMENT
                                  UNDER
                       THE SECURITIES ACT OF 1933

                             C. R. BARD, INC.
           (Exact name of registrant as specified in its charter)

                              New Jersey
                      (State or other jurisdiction
                   of incorporation or organization)
                              22-1454160
                 (I.R.S. employer identification no.)

                         730 Central Avenue
                   Murray Hill, New Jersey 07974
                          (908) 277-8000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Richard A. Flink, Esq.
                        C. R. Bard, Inc.
                      730 Central Avenue
                 Murray Hill, New Jersey  07974
                        (908) 277-8000
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Philip T. Ruegger, III
Simpson Thacher & Bartlett
425 Lexington Avenue
New York, New York 10017
Thomas G. O'Brien III
Steel Hector & Davis
1900 Phillips Point West
777 South Flagler Drive
West Palm Beach, Florida 33401-6198

         Approximate date of commencement of proposed sale to public:
From time to time after the Registration Statement becomes effective at the discretion of the Selling Stockholders.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. x
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                       CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered - Common Stock, par value $.25 per share Amount to be Registered - 672,618 shares
Proposed Maximum Offering Price per Share(1) - $30.1875
Proposed Maximum Aggregate Offering Price(1) - $20,304,656
Amount of Registration Fee - $4,061

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, on the basis of the average of the high and low reported sales prices of the Common Stock on the New York Stock Exchange Composite Tape on December 14, 1995.
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

               SUBJECT TO COMPLETION, DATED DECEMBER 22, 1995
                               672,618 Shares

                              C. R. Bard, Inc.

                                Common Stock

This Prospectus relates to 672,618 Shares (the Shares ) of Common Stock, par value $.25 per share (the Common Stock ) of C.R. Bard, Inc., a
New Jersey corporation (the Company ) which are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares offered hereby. See "Selling Stockholders."

The Common Stock is listed on the New York Stock Exchange under the symbol BCR and the Shares are expected to be listed on such Exchange subject to notice of issuance. On December 20, 1995, the last reported sale price of the Common Stock on the New York Stock Exchange was $30.25.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Shares may be offered by the Selling Stockholders from time to time in transactions on the New York Stock Exchange, in negotiated transactions or otherwise, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices or otherwise. The Selling Stockholders may effect such transactions by or through brokers, dealers, or agents, or through underwriters (each, an "Agent"), and in such event the sales of Shares may be made by means of (i) ordinary brokers' transactions, (ii) block transactions (which may involve crosses) in accordance with the rules of the New York Stock Exchange and other exchanges where qualified
(the "Exchanges"), in which an Agent may attempt to sell Shares as agent but may purchase and resell all or a portion of the blocks as principal, (iii) "fixed price offerings" off the floor of the Exchanges or "exchange distributions" and "special offerings" in accordance with the rules of the Exchanges or (iv) a combination of any such methods of sale, in each case at market prices prevailing at the time of sale in the case of transactions on the Exchanges and at negotiated prices related to prevailing market prices in the case of transactions off the floor of the Exchanges. In connection therewith, distributors' or sellers' commissions may be paid or allowed which will not exceed those customary in the types of transactions involved. This Prospectus will be supplemented to set forth the terms of any such "fixed price offerings," "exchange distributions" and "special offerings." If an Agent purchases Shares as principal, it may resell such Shares by any of the methods of sale described above. See "Manner of Offering."

The date of this Prospectus is     , 1995.

No person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offering described herein, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company or by any underwriter, dealer or agent.
This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Shares in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or change in the affairs of the Company at any time subsequent to the date hereof.

                            AVAILABLE INFORMATION
The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information, including the documents incorporated by reference herein, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices at 75 Park Place, New York, New York 10007 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The Company has filed a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration
Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock being offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The
Registration Statement may be inspected and copied by the public reference facilities maintained by the Commission at the addresses set forth in the preceding paragraph. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
   The following documents, which have been filed with the Commission, are hereby incorporated by reference:
      1. The Company's Annual Report on Form 10-K for the year ended December 31, 1994 (which incorporates by reference certain information from the Company's Proxy Statement relating to the 1995 Annual Meeting of Shareholders), as amended by a Form 10-K/A, filed on March 23, 1995.
      2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995. The Company's Current Reports on Form 8-K dated May 31, 1995, July 6, 1995, October 11, 1995, October 17, 1995 and December 15, 1995.
      3. The description of Common Stock contained in the Company's registration statement filed pursuant to the Exchange Act, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or such Registration Statement.

The Company undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to such documents). Requests for such copies should be directed to C. R. Bard, Inc., 730 Central Avenue, Murray Hill, New Jersey 07974, Attention: Investor Relations Department (telephone: (908)
277-8000).

                                 THE COMPANY
   The Company is a leading multinational developer, manufacturer and marketer of health care products, and a pioneer in the development of disposable medical products for standardized procedures. The Company designs and manufactures medical, surgical, diagnostic and patient care devices which it markets worldwide to hospitals, individual health care professionals, extended care facilities and alternate site facilities.

   Surgical Products. Currently, the Company's largest product group is surgical products, contributing approximately 39%, 38%, 37% and 37% of consolidated net sales for the first nine months of 1995 and fiscal years 1994, 1993 and 1992, respectively. The Company's surgical products include specialty access catheters and ports; implantable blood vessel replacements; fabrics and meshes for vessel and hernia repair; surgical suction and irrigation devices; wound and chest drainage systems; devices for endoscopic, orthopedic and laparoscopic surgery; blood management devices; products for wound management and skin care; percutaneous feeding devices; and hemostasis products.
   Cardiovascular Products. Cardiovascular care devices currently represent the Company's next largest product group, contributing approximately 33%, 35%
, 38% and 39% of consolidated net sales for the first nine months of 1995 and fiscal years 1994, 1993 and 1992, respectively. The Company's line of cardiovascular products includes USCI balloon angioplasty catheters used for nonsurgical treatment of obstructed arteries; steerable guidewires, guide catheters and inflation devices; angiography catheters and accessories; introducer sheaths; electrophysiology products including cardiac mapping and electrophysiology laboratory systems, and diagnostic and temporary pacing electrode catheters; cardiopulmonary support systems; and blood oxygenators and related products used in open-heart surgery.
   Urological Products. The Company has historically been known for its products in the urological field, where its Foley catheter is the leading device for bladder drainage. The Company offers a complete line of other urological products including procedural kits and trays and related urine monitoring and collection systems; biopsy and other cancer detection products; urethral stents; and specialty devices for incontinence, endoscopic procedures and stone removal.
Urological products contributed approximately 28%, 27%, 25% and 24% of the Company's consolidated net sales for the first nine months of 1995 and fiscal years 1994, 1993 and 1992, respectively.
   The principal executive offices of the Company are located at 730 Central Avenue, Murray Hill, New Jersey 07974. The telephone number is (908) 277-8000.

                           PROCEEDS OF THE OFFERING
   The Company will not receive any proceeds from the sale of Common Stock offered hereby.

               PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
   The Common Stock is listed and traded on the New York Stock Exchange under the symbol "BCR". The Shares will be so listed upon notice of issuance.
   The following table sets forth the high and low reported sales prices and dividends for the Common Stock for the calendar quarters indicated.

                                              High     Low     Dividends
1995:
  Fourth Quarter (through December 20, 1995)  30-3/4   27-7/8     .16
  Third Quarter                               31-7/8   29-1/4     .16
  Second Quarter                              31-1/8   27-1/4     .15
  First Quarter                               28-1/8   25-1/2     .15

1994:
  Fourth Quarter                              27-1/2   23-5/8     .15
  Third Quarter                               28-1/4   22-1/4     .15
  Second Quarter                              26-1/4   22-3/8     .14
  First Quarter                               30-1/2   23-7/8     .14

1993:
  Fourth Quarter                              26-7/8   21-3/4     .14
  Third Quarter                               27-6/8   20-1/2     .14
  Second Quarter                              28       21-1/4     .13
  First Quarter                               35-1/4   22-7/8     .13

The last reported sale price of the Common Stock on the New York Stock Exchange on December 20, 1995 was $30.25 per share. The past financial performance of the Company should not be considered to be a reliable indicator of future performance and investors should not rely solely on historical trends to anticipate results or trends in future periods.

                            SELLING STOCKHOLDERS

All of the shares of Common Stock being offered hereby are being sold by the Selling Stockholders. Each of the Selling Stockholders acquired its shares of Common Stock in connection with the acquisition by the Company of American Hydro-Surgical Instruments, Inc. consummated in October 1995. After completion of the offering contemplated hereby, none of the Selling Stockholders will beneficially own more than 1% of the Common Stock.

The following table sets forth the name of each Selling Stockholder and certain information regarding the beneficial ownership of Common Stock as of October 31, 1995 and as adjusted to reflect the sale of the Shares by the Selling Stockholders.
                                  Shares                       Shares
                                  Beneficially                 Beneficially
Name of                           Owned Prior to Shares Offer Owned after the
Selling Stockholder               the Offering   Hereby       Offering

ARN Investment Partners LP        20,341         10,103       10,238
Mitchell D. Avran                 21,078         10,469       10,609
Joseph J. Cerola                   1,863          1,863            0
CN Investment Partners, LP       251,437        124,889      126,548
Allan J. Coplin                    1,863          1,863            0
John Cramer                        1,863          1,863            0
James H. Dorsey, Jr., MD         232,096        115,282      116,814
James H. Dorsey III              479,043        237,914      241,102
Charles P. Escallier               1,366          1,366            0
FN Investment Partners, LP       251,437        124,889      126,548
Ceana Nezhat                      13,539          6,725        6,814
Frank J. Pichicero                 3,849          3,849            0
Thomas O. Powell, Esq.             3,868          1,921        1,947
Raville 1994 Family Limited
 Partnership                      50,085         24,877       25,208
Joel B. Richardson                 2,359          2,359            0
William Shobel                     2,359          2,359            0

Total                          1,338,446        672,618      665,828

                        DESCRIPTION OF CAPITAL STOCK

The Common Stock is the only class of stock of the Company outstanding. The authorized Common Stock consists of 300,000,000 shares. At October 31, 1995, 56,896,875 shares were outstanding. The Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") has also authorized 5,000,000 shares of preferred stock, par value $1 per share, none of which has been issued. The following is a brief summary of the provisions of the Common Stock and the Rights (as defined below) attached thereto.
   Common Stock. Dividends may be paid on the Common Stock at the discretion of the Board of Directors of the Company (the Board ) out of any funds of the Company legally available therefor after provision for such dividend rights as the Board may fix for any class or series of preferred stock.
   Each holder of Common Stock is entitled to one vote for every share of Common Stock outstanding in such holder's name on the books of the Company.
Each holder of any future class or series of preferred stock will be entitled to such voting rights, if any, as are fixed by the Board or as are prescribed by law at the time of the issuance of such preferred stock.
   The shares of Common Stock have non-cumulative voting rights, which means that the holders of stock having more than 50% of the voting power of the stock voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining less than 50% of the voting power of the stock will not be able to elect any person or persons as directors.
   Upon any distribution of the assets of the Company, holders of the Common Stock are entitled to distribution of all assets of the Company remaining after the holders of each class or series of the preferred stock have been paid the preference for their shares, if any, fixed by the Board at the time of the issuance of such class of series of preferred stock.
   Shares of Common Stock are not liable to any further calls or to assessment and have no sinking fund provisions, preemptive rights, conversion rights or redemption provisions.
   The Transfer Agent and Registrar for the Common Stock is First Chicago
Trust Company of New York ( First Chicago ).
   Rights Plan. On October 11, 1995 the Board declared a dividend of one common share purchase right (the "Rights") on each outstanding share of Common Stock, payable on October 23, 1995. Each Right entitles the holder thereof until October 23, 2005 (or, if earlier, until the redemption of the Rights) to buy one share of Common Stock at an exercise price of $120, subject to certain antidilution adjustments. The Rights will be represented by the Common Stock certificates and will not be exercisable, or transferable apart from the Common Stock, until the earlier of (i) the tenth day after the public announcement that a person or group has acquired beneficial ownership of 20% or more of the Common Stock or (ii) the tenth day after a person commences, or announces an intention to commence, a tender or exchange offer for 30% or more of the Common Stock (the earlier of such dates being referred to herein as the "Distribution Date,") except that Rights associated with shares of Common Stock beneficially owned by a twenty percent holder of such stock as of the Distribution Date will become null and void on such date.
The Rights will first become exercisable on the Distribution Date, unless earlier redeemed, and will then begin trading separately from the Common Stock. At no time will the Rights have any voting rights.
   In the event that the Company is a party to a merger or other business combination transaction, each Right will entitle its holder to purchase, at the exercise price of the Right, that number of shares of common stock of the surviving company which at the time of such transaction would have a market value of two times the exercise price of the Right. Alternatively, if a twenty percent holder were to acquire the Company by means of a reverse merger in which the Company and its stock survive or were to engage in certain "self-dealing" transactions, each Right not owned by the twenty percent holder would become exercisable for the number of shares of Common
Stock which, at that time, would have a market value of two times the exercise price of the Right.
   The Rights are redeemable at $.05 per Right at any time prior to the public announcement that a person or group has acquired beneficial ownership of 20% or more of the Common Stock. The Rights will expire on October 23, 2005 (unless earlier redeemed). First Chicago is the Rights Agent.
   The purchase price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) upon the grant to holders of Common Stock of certain rights or warrants to subscribe for Common Stock or convertible securities at less than the current market price of the Common Stock or
(iii) upon the distribution to holders of Common Stock of evidence of indebtedness or assets (excluding regular periodic cash dividends at a rate not in excess of 140% of the last cash dividend theretofore paid or dividends payable in Common Stock) or of subscription rights or warrants (other than those referred to above). With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price.
   One Right was distributed to stockholders of the Company for each share of Common Stock owned of record by such stockholder on October 23, 1995. As long as the Rights have been or are attached to the Common Stock, the Company will issue one Right with each new share of Common Stock so that all such shares have or will have attached Rights.
   The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board since the Rights may be redeemed by the Company at $.05 per Right prior to the public announcement that a person or group has acquired beneficial ownership of 20% or more of the Common Stock.

                             MANNER OF OFFERING

The Shares may be offered for sale from time to time by the Selling Stockholders, or they may be retained. The Selling Stockholders may elect to sell the Shares in negotiated transactions or otherwise, at prices and on terms related to the then-current market price or otherwise, in each case with or without the participation of underwriters, brokers or dealers. The Selling Stockholders may also from time to time offer the Shares through an Agent, who may receive underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers for whom they act as agent. In that event, the offers or sales may be made by means of (i) ordinary brokers' transactions, (ii) block transactions (which may involve crosses) in accordance with the rules of the Exchanges, in which an Agent may attempt to sell Shares as agent but may purchase and resell all or a portion of the blocks as principal, (iii) "fixed price offerings" off the floor of the Exchanges or "exchange distributions" and "special offerings" in accordance with the rules of the Exchanges, or (iv) a combination of any such methods of sale, in each case at market prices prevailing at the time of sale in the case of transactions on the Exchanges and at negotiated prices related to prevailing market prices in the case of transactions off the floor of the Exchanges. In connection therewith, distributors' or sellers' commissions may be paid or allowed which will not exceed those customary in the types of transactions involved. This Prospectus will be supplemented to set forth the terms of any such "fixed price offerings," "exchange distributions" and "special offerings." If an Agent purchases Shares as principal, it may resell such Shares by any of the methods of sale described above.
   From time to time an Agent may conduct a "fixed price offering" of Shares covered by this Prospectus off the floor of the Exchanges. Any such offering would be described in a supplement to the Prospectus setting forth the terms of the offering and the number of Shares being offered. It is also possible that an Agent may conduct from time to time "special offerings" or "exchange distributions" in accordance with the rules of the Exchanges. Any such offering or distribution would be described in a supplement to the Prospectus at the time thereof.
   In offering the Shares, the Selling Stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholders may be deemed to be underwriters within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.
   The Selling Stockholders have advised the Company that, during such time as it may be engaged in a distribution of the Shares, they will comply with Rules 10b-6 and 10b-7 under the Exchange Act (as those Rules are described in more detail below) and, in connection therewith, the Selling Stockholders have agreed not to engage in any stabilization activity in connection with the Company's securities, to furnish to each broker-dealer through which the Shares may be offered copies of this Prospectus, and not to bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities except as permitted under the Exchange Act. The Selling Stockholders have also agreed to inform the Company when the distribution of the Shares is completed.
   Rule 10b-6 under the Exchange Act prohibits participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.
   Any public offering of the Shares by the Selling Stockholders will terminate on the earlier of (a) 90 days from the date of this Prospectus or
(b) the date on which all Shares have been sold by the Selling Stockholders. The Company has agreed with the Selling Stockholders to prepare and file with the Commission any amendments or supplements to the Registration
Statement and this Prospectus as may be necessary to keep the Registration Statement effective through such offering period.

                               LEGAL MATTERS

   The validity of the Shares will be passed upon for the Company by Richard
A. Flink, Vice President and General Counsel of the Company. Mr. Flink is paid a salary by the Company, is a participant in various employee benefit plans offered to employees of the Company generally and owns and has options to purchase shares of Common Stock.

                                  EXPERTS

   The consolidated financial statements of the Company and subsidiaries incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                   PART II
                  INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14.  Other Expenses of Issuance and Distribution.
      The Company estimates that expenses in connection with the offering described in this Registration Statement will be as follows:
    Registration fee . . . . . . . . . . . . . .       $4,061
    Printing and engraving expenses. . . . . . .        5,000
    Legal fees and expenses. . . . . . . . . . .       20,000
    Accountants' fees and expenses . . . . . . .        5,000
    Blue Sky fees and expenses . . . . . . . . .        5,000
    Miscellaneous. . . . . . . . . . . . . . . .          939
         Total . . . . . . . . . . . . . . . . .      $40,000

Item 15.  Indemnification of Directors and Officers.
    The New Jersey Business Corporation Act (the "NJBCA") provides that a
New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.
    In addition, a New Jersey corporation has the power to indemnify a director or officer against his or her expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the director or officer by reason of his or her being or having been such a director or officer, if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; such indemnification may be provided only if and to the extent that the Superior Court of New Jersey (or other court in which such proceeding was brought) shall determine, in view of all circumstances, that such director or officer is fairly and reasonably entitled to indemnification for such expenses.
    The NJBCA requires a New Jersey corporation to indemnify directors and officers against all expenses to the extent that such directors or officers have been successful on the merits or otherwise in any proceeding involving such director or officer by reason of his or her having been a director or officer or in defense of any claim, issue or matter therein.
    The indemnification and advancement of expenses permitted or required by the NJBCA shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, by-law, agreement, vote of stockholders, or otherwise; provided, that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its stockholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.
    The Registrant's Restated Certificate of Incorporation provides that the corporation shall indemnify its directors, officers and employees in the manner and to the extent permitted by the laws of the State of New Jersey, and that directors and officers shall not be personally liable to the corporation or its stockholders for breach of duty as a director or officer, except to the extent and for the duration of any period of time such personal liability may not be eliminated or limited under the NJBCA. In addition, the Registrant's Restated Certificate of Incorporation provides that, subject to the provisions of the NJBCA, the directors and committee members appointed by the Board of Directors shall not be liable in the discharge of their duties when relying in good faith upon the corporate records of the Registrant and/or competent advice of any type.

Item 16.  Exhibits.

(4) - Rights Agreement, dated as of October 11, 1995, between C.R. Bard, Inc. and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 1 of the Current Report on Form 8-K dated October 11, 1995).
(5)     - Opinion of Richard A. Flink, Esq., regarding the legality of the
          Shares.
(23)(a) - Consent of Arthur Andersen LLP.
(23)(b) - Consent of Richard A. Flink (included in exhibit 5).
(24)    - Powers of Attorney.

Item 17.  Undertakings.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:
    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
                                  SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Murray Hill, State of New Jersey, on December 22, 1995.
                              C.R. BARD, INC.

                              By: /s/ William H. Longfield
                              Name:   William H. Longfield
                              Title:Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on December 21, 1995 by or on behalf of the following persons in the capacities indicated.

Signature                           Title
/s/ William H. Longfield         William H. Longfield
                                 Chairman and Chief Executive Officer
                                 and Director
                                 (principal executive officer)
          *
William C. Bopp                  Executive Vice President and Chief
                                 Financial Officer and Director
                                 (principal financial officer)
          *
Charles P. Grom                  Vice President and Corporate Controller
                                 (principal accounting officer)
          *
Benson F. Smith                  President and Chief Operating Officer
                                 and Director

          *
Joseph F. Abely, Jr.             Director

          *
William T. Butler, M.D.          Director

          *
Raymond B. Carey, Jr.            Director

          *
Daniel A. Cronin, Jr.            Director

          *
T. Kevin Dunnigan                Director

          *
Regina E. Herzlinger             Director

          *
Robert P. Luciano                Director

          *
Robert H. McCaffrey              Director

*By: /s/ William H. Longfield
      William H. Longfield
      Attorney-In-Fact
                             INDEX TO EXHIBITS

Exhibit
Number           Exhibits                                        Sequentially
                                                                 Numbered
                                                                 Page

(4) Rights Agreement, dated as of October 11, 1995, between C.R. Bard, Inc. and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 1 of the Current Report on Form 8-K dated October 11, 1995).
(5) Opinion of Richard A. Flink, Esq., regarding the legality of the Shares.
(23)(a) Consent of Arthur Andersen LLP.

(23)(b) Consent of Richard A. Flink (included in exhibit 5).

(24)    Powers of Attorney.